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                                                                   EXHIBIT 8(xx)

                     AMENDMENT TO AMENDED AND RESTATED FUND
                             PARTICIPATION AGREEMENT

         This Amendment to the Amended and Restated Fund Participation Agreement ("Agreement") dated December 8, 1995, between MERRILL LYNCH VARIABLE SERIES FUNDS, INC., an open-end management investment company organized as a Maryland corporation (the "Fund") and ANNUITY INVESTORS LIFE INSURANCE COMPANY, an Ohio life insurance company (the "Company") is effective as of December 29, 2003.

                                    AMENDMENT

         For good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the Agreement as follows:

         1. Article I of the Amended and Restated Fund Participation Agreement is hereby amended by adding the following:

         1.12 In the event adjustments are required to correct any material error in the computation of the net asset value of the Fund's shares, the Fund shall notify the Company as soon as practicable after discovering the need for those adjustments which result in a reimbursement to a Portfolio in accordance with the Fund's then current policies on reimbursement, which the Fund represents are consistent with applicable SEC standards. If an adjustment is to be made in accordance with such policies to correct an error which has caused a Portfolio to receive an amount with such policies to correct an error which has caused a Portfolio to receive an amount different that that to which it is entitled, the Fund shall make all necessary adjustments to the number of shares owned in the Portfolio and distribute to the Portfolio the amount of such underpayment for credit to the Contract owners.

         2. All other terms of the Agreement shall remain in full force and effect.

         IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment as of the date and year first written.

ANNUITY INVESTOR LIFE INSURANCE          MERRILL LYNCH VARIABLE SERIES
COMPANY                                  FUNDS, INC.

By:/s/John Gruber                        By: /s/Terry K. Glenn
   ---------------------------------         ---------------------------------
Name: John Gruber                        Name: Terry K. Glenn
Title: Vice President                    Title: Director & President  12-29-2003

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